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EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIOS

COMPASS BANCSHARES, INC.
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
                                                        Year Ended December 31
                                                      --------------------------
                                                        1994     1993     1992
                                                      -------- -------- --------
                                                            (in Thousands)
Pretax income.......................................  $151,629 $138,190 $114,691
Add fixed charges:
  Interest on deposits..............................   192,539  161,437  187,594
  Interest on borrowings............................    53,817   37,463   40,617
  Portion of rental expense representing interest
   expense..........................................     3,154    2,432    2,777
                                                      -------- -------- --------
    Total fixed charges.............................   249,510  201,332  230,988
                                                      -------- -------- --------
  Income before fixed charges.......................  $401,139 $339,522 $345,679
                                                      ======== ======== ========
Total fixed charges.................................  $249,510 $201,332 $230,988
Preferred stock dividends...........................        --    1,531    2,089
Tax effect of preferred stock dividends.............        --      827    1,063
                                                      -------- -------- --------
Combined fixed charges and preferred stock
 dividends..........................................  $249,510 $203,690 $234,140
                                                      ======== ======== ========
Pretax income.......................................  $151,629 $138,190 $114,691
Add fixed charges (excluding interest on deposits):
  Interest on borrowings............................    53,817   37,463   40,617
  Portion of rental expense representing interest
   expense..........................................     3,154    2,432    2,777
                                                      -------- -------- --------
    Total fixed charges.............................    56,971   39,895   43,394
                                                      -------- -------- --------
  Income before fixed charges (excluding interest on
   deposits)........................................  $208,600 $178,085 $158,085
                                                      ======== ======== ========
Total fixed charges.................................  $ 56,971 $ 39,895 $ 43,394
Preferred stock dividends...........................        --    1,531    2,089
Tax effect of preferred stock dividends.............        --      827    1,063
                                                      -------- -------- --------
Combined fixed charges and preferred stock
 dividends..........................................  $ 56,971 $ 42,253 $ 46,546
                                                      ======== ======== ========
RATIO OF EARNINGS TO FIXED CHARGES:
  Including interest on deposits....................     1.61X    1.67x    1.48x
  Excluding interest on deposits....................     3.66X    4.21x    3.40x
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